Exhibit 16.3

December 19, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements made by Committed Capital Acquisition Corporation (the “Company”) regarding our audit relationship with the THE ONE GROUP, LLC and subsidiaries under “Change in Auditor” in the Company’s Form 8-K (Amendment No. 4) filing (date of report, October 16, 2013). We agree with the statements concerning our Firm in such Form 8-K/A. We have no basis on which to agree or disagree with any other statements made in such Form 8-K/A.

Very truly yours,

/s/ CohnReznick LLP

CohnReznick LLP